UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TearLab Corporation

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TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of TearLab Corp.:

Notice is hereby given that the Annual Meeting of the Stockholders (“Annual Meeting”) of TearLab Corporation, will be held on June 23, 2017 at 8:00 a.m. Central Daylight Time for the following purposes:

1.	To elect nine directors for a one-year term to expire at the 2018 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

Elias Vamvakas

Anthony E. Altig

Thomas N. Davidson, Jr.

Adrienne L. Graves

Joseph S. Jensen

Paul M. Karpecki

Richard L. Lindstrom

Donald E. Rindell

Brock J. Wright

2.	To approve an amendment and restatement of the 2002 Stock Incentive Plan to increase the shares reserved for issuance thereunder by 350,000 shares.

3.	To ratify the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2017.

4.	To vote, on an advisory basis, regarding the compensation of the named executive officers for the year ended December 31, 2016, as set forth in this proxy statement.

5.	To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/TLB2017. You will not be able to attend the Annual Meeting in person.

We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on April 26, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof. Our proxy materials will be sent or given on May 8, 2017, to all stockholders as of the record date.

Whether or not you expect to attend our Annual Meeting via live webcast, please complete, sign and date the Proxy you received in the mail and return it promptly. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.

All stockholders are cordially invited to attend the virtual meeting.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

April 28, 2017

The date of this proxy statement is April 28, 2017, and it is being delivered to stockholders on or about May 8, 2017.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

-i-

TEARLAB CORPORATION

9980 Huennekens St., Suite 100

San Diego, California 92121

PROXY STATEMENT

The Board of Directors of TearLab Corp., a Delaware corporation, or the Company, is soliciting the Proxy for use at our Annual Meeting of Stockholders to be held via internet webcast on June 23, 2017 at 8:00 a.m. Central Daylight Time and at any adjournments or postponements thereof.

Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2016 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited consolidated financial statements and provides information about our business and products.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

We will be hosting the Annual Meeting live via internet webcast. You will not be able to attend the Annual Meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

● Any stockholder may listen to the Annual Meeting and participate live via internet webcast at www.virtualshareholdermeeting.com/TLB2017. The webcast will begin on June 23, 2017 at 8:00 a.m. Central Daylight Time.

● Stockholders may vote and submit questions during the Annual Meeting via live webcast.

● To enter the meeting, please have your 12-digit control number, which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

● Instructions on how to connect and participate live via the Internet webcast, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/TLB2017.

All stockholders who find it convenient to do so are cordially invited to attend the meeting via internet webcast. In any event, please complete, sign, date, and return the Proxy.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting via live webcast. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) to approve an amendment and restatement of the Company’s 2002 Stock Incentive Plan to increase the shares reserved thereunder by 350,000 shares, (3) for the ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2017, and (4) for, on an advisory basis, the compensation of our named executive officers for the year ended December 31, 2016. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on April 26, 2017, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the Proxy Card that was mailed to you with the Notice of Internet Availability of Proxy Materials. As of the Record Date, 5,735,732 shares of our common stock, par value $0.001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A majority of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote thereon is required for the election of directors, approval of the amendment and restatement of the 2002 Stock Incentive Plan, ratification of the selection of Mayer Hoffman McCann P.C. as our independent auditors for the fiscal year ending December 31, 2017, and approval of the compensation of our named executive officers for the year ending December 31, 2016.

The cost of preparing the Notice of Annual Meeting and Proxy Statement, and mailing the Notice of Internet Availability of Proxy Materials and Proxy, will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians, and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Bylaws authorize the number of directors to be not less than five and not more than nine. Our Board of Directors currently consists of nine members. Each of our directors is elected for a term of one year to serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The nine nominees for election to our Board of Directors at our upcoming Annual Meeting of the Stockholders are Elias Vamvakas, Anthony E. Altig, Thomas N. Davidson, Jr., Adrienne L. Graves, Joseph S. Jensen, Paul M. Karpecki, Richard L. Lindstrom, Donald E. Rindell, and Brock J. Wright, each of whom is presently a member of our Board of Directors.

We have been granted an exemption from the majority voting and director election requirements set out in sections 461.1 to 46.1.4 and 464 of the TSX Company Manual (the “Manual”) for the upcoming year, pursuant to section 401.1 of the Manual, by the Toronto Stock Exchange.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy. Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age as of 4/26/17	Position
Elias Vamvakas	58	Executive Chairman of the Board
Joseph Jensen	45	Chief Executive Officer and Director
Anthony E. Altig	61	Director
Thomas N. Davidson, Jr.	57	Director
Adrienne L. Graves	63	Director
Paul M. Karpecki	49	Director
Richard L. Lindstrom	69	Director
Donald Rindell	65	Director
Brock Wright	57	Director

Elias Vamvakas has been the Chairman of the Board of Directors of TearLab Corporation, since June 2003, Secretary of the Company since June 2009 and was the Chief Executive Officer and Secretary of the Company from July 2004 to October 2008 and again from June 2009 to December 2015. Mr. Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006 and was the Chief Executive Officer from 1994 to July 2004. Since November 2006, Mr. Vamvakas has been a member of the Board of Directors of TearLab Research, Inc. Mr. Vamvakas has been the Chairman of the Board for Greybrook Capital, a Toronto-based private equity firm. Mr. Vamvakas also serves on the board of several of Greybrook’s portfolio companies. Also, Mr. Vamvakas is the Chairman of Brandimensions Inc. and Nulogx Inc. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a BSc degree from the University of Toronto in 1981. Mr. Vamvakas’ extensive business background and familiarity with TearLab qualifies him to serve on the Board.

Joseph Jensen has served as the Chief Executive Officer and a member of the Board of TearLab Corporation since January 2016. Mr. Jensen previously served as the Chief Operating Officer of TearLab Corporation from October 2013 to December 2015. Mr. Jensen has over nineteen years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, and international positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of surgical marketing of Alcon Laboratories, Inc. (“Alcon”), a division of Novartis. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with a BA in Business and Communications and a minor in Advertising. Mr. Jensen brings to the Board an in-depth knowledge and understanding of our business as an executive officer of the Company.

Anthony E. Altig has been a member of TearLab Corporation’s Board since January 2009. Mr. Altig is the Chief Financial Officer at Biotix Holdings, Inc., a company that manufactures microbiological and molecularbiological consumables. From December 2004 to June 2007, Mr. Altig served as the Chief Financial Officer of Diversa Corporation (subsequently Verenium Corporation), a public company focused on enzyme technology. Prior to joining Diversa, Mr. Altig served as the Chief Financial Officer of Maxim Pharmaceuticals, Inc., a public biopharmaceutical company, from 2002 to 2004. From 2000 to 2001, Mr. Altig served as the Chief Financial Officer of NBC Internet, Inc., an internet portal company, which was acquired by General Electric. Mr. Altig’s additional experience includes his role as the Chief Accounting Officer at USWeb Corporation, as well as his experience serving biotechnology and other technology companies during his tenure at both PricewaterhouseCoopers and KPMG. In addition, Mr. Altig serves as a director for Assembly Biosciences. Mr. Altig is a former member of the Board of Directors of Optimer Pharmaceuticals and MultiCell Technologies, Inc. Mr. Altig received a BA degree from the University of Hawaii. Mr. Altig’s experience as Chief Financial Officer of several public companies brings to the Board perspective regarding financial and accounting issues.

Thomas N. Davidson, Jr. has been a member of TearLab Corporation’s Board since January 2011. Since 1997, Mr. Davidson has been the Chief Executive Officer and majority shareholder of Nisim International, a manufacturer of hair and skin care products. Mr. Davidson has been the managing partner of Quarry Hill Partners, a holding company for a diversified group of manufacturing companies, since June 2000. Mr. Davidson has been the principal owner and operator of several other companies including Speedy Printing Centers, Quarry Hill Foundry Supplies, Optiplas Films, and Eco II Plastics. Mr. Davidson is currently on the boards of Brandimensions Inc., Clemmer Steelcraft Technologies Inc., and Nu-Tech Precision Metals. Mr. Davidson is also on the boards of the YPO Ontario Chapter, Canadian Franchise Association, Canadian Association of Family Enterprise, Ducks Unlimited, and Fishing Forever Foundation. From 1999 to 2010, Mr. Davidson served on the Board of Directors for Synergex International Corporation, previously a Toronto Stock Exchange listed company, where he served as a member of the audit committee. Mr. Davidson has a BSc from Michigan State University in Geological Engineering. Mr. Davidson’s extensive business background makes him a valuable addition to the Board.

Adrienne L. Graves, Ph.D. has been a member of TearLab Corporation’s Board since April 2005. From 2002 to 2010, Dr. Graves was President and Chief Executive Officer of Santen Inc. Prior to joining Santen, Dr. Graves spent nine years with Alcon Laboratories, Inc., beginning in 1986 as a Senior Scientist. Dr. Graves was named Associate Director of Alcon’s Clinical Science Division in 1992 and then Alcon’s Director of International Ophthalmology in 1993. Dr. Graves is the author of over thirty research papers and is a member of a number of professional associations, including the Association for Research in Vision and Ophthalmology, the American Academy of Ophthalmology, the American Glaucoma Society, and Women in Ophthalmology. She also serves on the boards of the American Academy of Ophthalmology Foundation (emeritus), the American Association for Cataract and Refractive Surgery, the Glaucoma Research Foundation, and the Corporation Committee for the Brown University Medical School. Dr. Graves also co-founded Ophthalmic Women Leaders. She received her BA in psychology with honors from Brown University, received her Ph.D. in psychobiology from the University of Michigan, and completed a postdoctoral fellowship in visual neuroscience at the University of Paris. Dr. Graves brings to the Board a long history of experience in the field of ophthalmology and business strategy.

Paul M. Karpecki, O.D., FAAO has been a member of TearLab Corporation’s Board since March 2010. Also, he has been a Director of Cornea and External Disease at Kentucky Eye Institute since September 2016 and prior to that the Director of Ocular Disease Research at Kentucky Eye Institute since September 2009. In 2007, Dr. Karpecki joined the Cincinnati Eye Institute in Corneal Services after spending five years as the Director of Research for the Moyes Eye Clinic in Kansas City. Dr. Karpecki serves as the Chair of the Refractive Surgery Advisory Committee to the American Ophthalmology Association (“AOA”) and on the AOA Meetings Executive Committee. He has lectured in more than three hundred symposia covering four continents and was the first optometrist to be invited to both the Delphi International Society at Wilmer-Johns Hopkins and the National Eye Institute’s dry eye committee. A noted educator and author, Dr. Karpecki is the Chief Clinical Editor for the Review of Optometry Journal. He is a past President of the Optometric Council on Refractive Technology and serves on the board for the charitable organization, Optometry Giving Sight. Dr. Karpecki received his Doctorate of Optometry from Indiana University and completed a Fellowship in Cornea and Refractive Surgery at Hunkeler Eye Centers in affiliation with the Pennsylvania College of Optometry in 1994. Dr. Karpecki’s experience in optometry and specialization in dry eye disease make him a valuable addition to the Board.

Richard L. Lindstrom, M.D. has been a member of TearLab Corporation’s Board since September 2004. Dr. Lindstrom has served as a director of TLC Vision since 1996 and as a director of LaserVision Centers, Inc. since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and is a founder, a director, and an attending surgeon of Minnesota Eye Consultants P.A., a provider of eye care services. Dr. Lindstrom has served as Associate Director of the Minnesota Lions Eye Bank since 1987. He is also a medical advisor for several medical device and pharmaceutical manufacturers. Dr. Lindstrom has been a director for Onpoint Medical Diagnostics, Inc. since 2010. Dr. Lindstrom is also currently on the boards of Acufocus, Inc., Wavetec Vision, RevitalVision, LLC, and Lindstrom Environmental, Inc., each of which is a private company. Dr. Lindstrom is a past President of the International Society of Refractive Surgery, the International Intraocular Implant Society, the International Refractive Surgery Club, and the American Society of Cataract and Refractive Surgery. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota, and he is currently an Adjunct Professor Emeritus in the Department of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts, and Bachelor of Sciences degrees from the University of Minnesota. Dr. Lindstrom’s background in ophthalmology gives him a perspective that is helpful to the Board for understanding the Company’s product market.

Donald E. Rindell has been a member of TearLab Corporation’s Board since September 2008 and was on the Board of TearLab Research, Inc. between March 2006 and December 2010. Mr. Rindell currently serves as a Managing Director of Camino International, LLC, a consulting practice for Business and Product Development for drug delivery therapeutics, companion diagnostics, and medical devices. Prior to joining Camino International, from 2005 to 2014, Mr. Rindell served as Senior Director of Corporate Development at Amylin Pharmaceuticals, which was purchased by Bristol Myers Squibb in 2012. At Amylin, he led a number of key global transactions with partners including Shionogi Pharmaceuticals, BIOCON, Takeda Pharmaceuticals and selected device delivery companies. He also provided senior management leadership to the Amylin Drug Delivery/Device Team. Prior to joining Amylin Pharmaceuticals, Inc., Mr. Rindell had a successful consulting practice, during which he served as Acting President of Medical Device Group, Inc., an acute care and respiratory company, Vice President of Business Development of CardioNet, Inc., a “real-time” 24/7 cardiovascular monitoring company, and Vice President of Business Development of HandyLab, Inc., a molecular diagnostics and pharmacogenomics system company. Prior to his consulting practice, he served as Vice President of Corporate Development & Strategic Planning of Advanced Tissues Sciences, Inc. Prior to his tenure at ATS, Mr. Rindell was the Vice President for Global Business Management of Braun/Thermoscan, a division of The Gillette Company. Mr. Rindell was also employed by Hybritech as Executive Director of Sales and Marketing. Mr. Rindell received his BA degree in Economics from the College of Wooster and an MBA from Pepperdine University Graduate School of Business. Mr. Rindell’s years of experience in the medical device field are very valuable to the Company as it works through regulatory requirements and marketing.

Brock J. Wright, BSc, MD, FRCPC, MBA has been a member of TearLab Corporation’s Board since August 2010. Dr. Wright has been the Senior Vice-President of Clinical Services, since October 2008, and Chief Medical Officer, since January 2000, of the Winnipeg Regional Health Authority. Dr. Wright has been an Assistant Professor in the Department of Community Health Sciences since 1990, and he is a member of the Board of Directors of Diagnostic Services Manitoba, a publicly funded organization responsible for laboratory services for the province of Manitoba. Since 2012, Dr. Wright has been the Chair of the Provincial Medical Leadership Council in Manitoba. Dr. Wright was the Associate Dean of Clinical Affairs for the Faculty of Medicine at the University of Manitoba between 2008 and 2012. Dr. Wright served as the Chief Operating Officer for the Health Sciences Centre in Winnipeg from 2004 to 2008 and served as the Vice-President and Chief Medical Officer of the Winnipeg Regional Health Authority from 2000 to 2008. Dr. Wright served as Vice-President and Chief Medical Officer of the Health Sciences Centre in Winnipeg from 1997 to 2000. He also served as Vice-President of the Pathology and Laboratory Division of the Health Sciences Centre and led the development of a successful plan to integrate laboratory services across the Province to form Diagnostic Services Manitoba. Dr. Wright received his Bachelor of Science degree from the University of Winnipeg in 1980. He received his Medical Degree in 1984, Fellowship in Community Medicine in 1990 and MBA in 1992, from the University of Manitoba. Dr. Wright’s extensive medical and public sector experience make him a valuable addition to the Board.

Board Meetings

The Board held six meetings during 2016. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he or she served.

Committees of the Board

The Board currently has, and appoints members to, three standing committees: our Compensation Committee, our Corporate Governance and Nominating Committee, and our Audit Committee. The current members of our committees are identified below:

Director	Compensation	Corporate Governance and Nominating	Audit
Anthony E. Altig (1)		[X]	[X]
Thomas N. Davidson, Jr.	[X]		[X]
Adrienne L. Graves	[X]	[X]
Paul M. Karpecki		[X]
Richard L. Lindstrom (2)	[X]
Donald Rindell (3)		[X]	[X]
Brock Wright	[X]

(1) Audit Committee Chair.

(2) Compensation Committee Chair.

(3) Corporate Governance and Nominating Committee Chair.

Compensation Committee. The Compensation Committee currently consists of Dr. Wright, Mr. Davidson, Dr. Graves, and Dr. Lindstrom, with Dr. Lindstrom serving as chairman. The Compensation Committee held three meetings during 2016. All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, U.S. Securities and Exchange Commission, or SEC, and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to provide oversight of the development and implementation of the compensation policies, strategies, plans and programs for key employees and directors, including policies, strategies, plans and programs relating to long-term compensation for TearLab’s senior management, and the disclosure relating to these matters;

●	to make recommendations regarding the operation of and/or implementation of employee bonus plans and incentive compensation plans;

●	to review and approve the compensation of the Chief Executive Officer and the other executive officers of TearLab and the remuneration of TearLab’s directors; and

●	to provide oversight of the selection of officers, management, succession planning, the performance of individual executives and related matters.

Role and Authority of Compensation Committee

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Role of our Executives in Setting Compensation

The Compensation Committee meets with our Chief Executive Officer, Mr. Jensen, and/or other executives at least once per year to obtain recommendations with respect to Company compensation programs, practices, and packages for executives, directors, and other employees. Management makes recommendations to the Compensation Committee on the base salary, bonus targets, and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound by and does not always accept management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Jensen attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Jensen’s compensation package with him, but makes decisions with respect to his compensation outside of his presence.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee, or the Corporate Governance Committee, members are Mr. Altig, Dr. Karpecki, Dr. Graves, and Mr. Rindell, with Mr. Rindell serving as chairman. The Corporate Governance Committee held three meetings during 2016. All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to establish criteria for Board and committee membership and to recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

●	to ensure that appropriate processes are established by the Board to fulfill its responsibility for (i) the oversight of strategic direction and development and the review of ongoing results of operations of the Company by the appropriate committee of the Board and (ii) the oversight of the Company’s investor relations and public relations activities and ensuring that procedures are in place for the effective monitoring of the stockholder base, receipt of stockholder feedback and responses to stockholder concerns;

●	to monitor the quality of the relationship between management and the Board and to recommend improvements for ensuring an effective and appropriate relationship; and

●	to make recommendations to the Board regarding corporate governance matters and practices.

Audit Committee. The Audit Committee consists of Mr. Davidson, Mr. Rindell, and Mr. Altig, with Mr. Altig serving as chairman. The Audit Committee held five meetings during 2016. All members of the Audit Committee are independent directors (as independence is currently defined in Rules 5605(a)(2) and 5605(c)(2) of the NASDAQ Listing Rules). Mr. Altig qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by the Board. The charter is available on our website at www.tearlab.com. The functions of this committee include, among other things:

●	to monitor the Company’s financial reporting process and internal control system;

●	to appoint and replace the Company’s independent outside auditors from time to time, to determine their compensation and other terms of engagement and to oversee their work;

●	to oversee the performance of the Company’s internal audit function; and

●	to oversee the Company’s compliance with legal, ethical and regulatory matters.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers, among others, the following factors:

●	experience, skills, and other qualifications in view of the specific needs of the Board and the Company;

●	diversity of background; and

●	demonstration of high ethical standards, integrity, and sound business judgment.

The Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience which are well suited to further the Company’s objectives. In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for Board membership by first evaluating the current members of the Board willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls the Board and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience, and background of the candidates. Final candidates are interviewed by our independent directors and Chief Executive Officer. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to the Board. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations since it believes that the process currently in place for the identification and evaluation of prospective members of the Board is adequate. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to suggest a candidate for director should write to the Company’s Chief Financial Officer.

Communications with the Board of Directors

Our stockholders may send written correspondence to non-management members of the Board to the Chief Financial Officer or Chief Executive Officer at 9980 Huennekens St., Suite 100, San Diego, California 92121. Our Chief Financial Officer or Chief Executive Officer will review the communication, and if the communication is determined to be relevant to our operations, policies, or procedures (and not vulgar, threatening, or of an inappropriate nature not relating to our business), the communication will be forwarded to the Chairman of the Board. If the communication requires a response, our Chief Financial Officer will assist the Chairman of the Board (or other directors) in preparing the response.

Code of Conduct and Code of Ethics

We have established a Code of Conduct and Code of Ethics that applies to our officers, directors and employees. The Code of Conduct and Code of Ethics contain general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Conduct and Code of Ethics is available on our website at www.tearlab.com. If we make any substantive amendments to the Code of Conduct and Code of Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter, Code of Conduct and Code of Ethics are available free of charge on our website at www.tearlab.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2016.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee. All of the members of the Audit Committee are independent directors under the NASDAQ and SEC audit committee structure and membership requirements.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Mayer Hoffman McCann, P.C., the Company’s independent auditors for the year ended December 31, 2016. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Mayer Hoffman McCann, P.C. is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2004 and continuing through fiscal 2016 (the thirteenth year of certification), management has implemented a process of documenting, testing and evaluating the Company’s internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also holds regular private sessions with the Company’s independent auditor to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. The Audit Committee also reviewed Mayer Hoffman McCann, P.C.’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedule. The Audit Committee continues to oversee the Company’s efforts and reviews management’s report on the effectiveness of its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on five occasions in 2016. The Committee met privately in executive session with Mayer Hoffman McCann, P.C. as part of each regular meeting. The Committee Chair also held private meetings with the Chief Financial Officer.

The Audit Committee has discussed with Mayer Hoffman McCann, P.C. the matters required to be discussed by PCAOB Auditing Standard No. 16, “Communications with Audit Committees.” In addition, Mayer Hoffman McCann, P.C. has provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence.” In connection with the foregoing, the Audit Committee has discussed with Mayer Hoffman McCann, P.C. their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Mayer Hoffman McCann, P.C. referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the U.S. Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by our independent auditors. Pre-approval is required for audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Principal Accounting Fees and Services” for more information regarding fees paid to Mayer Hoffman McCann, P.C. in fiscal years 2016 and 2015.

March 14, 2017	AUDIT COMMITTEE
Anthony Altig
Thomas N. Davidson
Donald Rindell

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Audit Committee by reference therein.

Principal Accounting Fees and Services.

In connection with the audit of the 2016 consolidated financial statements and our internal control over financial reporting, the Company entered into an engagement agreement with Mayer Hoffman McCann, P.C., which sets forth the terms by which Mayer Hoffman McCann, P.C. has performed audit services for the Company.

The following table sets forth the aggregate fees agreed to by the Company for the annual audits for the fiscal years ended December 31, 2016 and 2015, and all other fees paid by the Company to Mayer Hoffman McCann, P.C. during 2016 and 2015:

	For the years ended December 31,
	2016	2015
	(in thousands)
Audit Fees	$323.5	$314.1
Audit-Related Fees	—	—
All Other Fees	—	—
Totals	$323.5	$314.1

Audit Fees. Audit fees for the fiscal years ended December 31, 2016 and 2015 were for professional services provided in connection with the annual audits of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s quarterly consolidated financial statements, accounting matters directly related to the annual audits, professional services in connection with SEC registration statements, periodic reports (including Form 8-Ks), and other documents filed with the SEC or other documents issued in connection with securities offerings, and professional services provided in connection with other statutory or regulatory filings.

All audit fees relating to the audit for the fiscal years ended December 31, 2016 and 2015, were approved in advance by the Audit Committee. All audit and non-audit services to be provided by our independent auditors were, and will continue to be, pre-approved by the Audit Committee.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of the Board at our Annual Meeting, we encourage all of our directors to attend. All of the Company’s directors attended our 2016 Annual Meeting, our most recent Annual Meeting, in person.

Director Independence

The Board of Directors has determined that each of the director nominees standing for election except Elias Vamvakas and Joseph Jensen are independent directors under the NASDAQ Stock Market qualification standards. In determining the independence of our directors, the Board considered all transactions in which the Company and any director had any interest, including those discussed under “Certain Relationships and Related Transactions” below.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The offices of Chief Executive Officer and Chairman of the Board have been at times combined and at times separated, and the Board considers such combination or separation in conjunction with, among other things, its succession planning processes. The Board believes that it should be free to make a choice regarding the leadership structure from time to time in any manner that is in our and our stockholders’ best interests.

We currently have not combined the roles of Chairman of the Board and Chief Executive Officer. The Board does not have a lead independent director. We believe this is appropriate because the Board includes a number of seasoned independent directors.

Board Role in Risk Oversight

While each of the committees of the Board evaluate risk in their respective areas of responsibility, our Corporate Governance Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. We believe that employing a committee specifically focused on our Company’s risk profile is beneficial, given the increased importance of monitoring risks in the current economic and business climate. The Corporate Governance Committee discusses the Company’s risk profile, and the Corporate Governance Committee reports to the full Board on the most significant risk issues. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.

While the Board and the Corporate Governance Committee oversee the Company’s risk management, Company management is ultimately responsible for day-to-day risk management activities. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the Board leadership structure supports this approach.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS
DIRECTOR OF EACH NOMINEE LISTED ABOVE.

EXECUTIVE AND BENEFICIAL OWNERSHIP INFORMATION

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers as of April 26, 2017.

Name	Age	Position
Elias Vamvakas	58	Executive Chairman of the Board
Joseph Jensen	45	Chief Executive Officer and Director
Wes Brazell	51	Chief Financial Officer

Wes Brazell has served as the Chief Financial Officer of TearLab Corporation since July 2015. Most recently, Mr. Brazell served as the Chief Financial Officer of Academic Partnerships, LLC, an online higher education service provider, from 2014 to 2015. From 1993 to 2014, Mr. Brazell held various positions at Alcon Laboratories, Inc. (a division of Novartis), a global medical company focused on eye care, including Vice President, Global Business Planning and Analysis from 2013 to 2014, Chief Financial Officer (Europe, Middle East and Africa Region) from 2010 to 2013, and Chief Financial Officer (United States Region) from 2007 to 2010. Prior to joining Alcon, Mr. Brazell held various positions at KPMG LLP (formerly KPMG Peat Marwick), an auditing and professional services company. Mr. Brazell holds a Bachelor’s degree in Business Administration from Baylor University and is a certified public accountant.

A biography for Elias Vamvakas and Joseph Jensen can be found in the section entitled “Information Regarding Directors” above.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth information as of April 26, 2017 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors, and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.

On February 27, 2017 the Company effected a 1-for-10 reverse stock split of its common stock. All share amounts, per share amounts, and prices for transactions prior to February 27, 2017 have been adjusted for the effect of the reverse stock split.

Percentage of beneficial ownership is calculated based on 5,735,732 shares of common stock outstanding as of April 26, 2017. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of April 26, 2017. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 9980 Huennekens St., Suite 100, San Diego, California 92121.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
AWM Investment Company, Inc. (1)	400,505	7.0%
Matthew P. Arens (2)	356,448	6.2%
First Light Asset Management, LLC (2)	336,068	5.9%
John Hock (3)	303,510	5.3%
Altrinsic Global Advisors, LLC	303,510	5.3%
Executive Officers and Directors:
Elias Vamvakas (4)	306,624	5.4%
Wes Brazell (5)	19,665	*
Paul Karpecki (6)	15,073	*
Richard Lindstrom (7)	36,758	*
Adrienne Graves (8)	15,711	*
Donald Rindell (9)	16,706	*
Anthony Altig (10)	27,204	*
Brock Wright (11)	134,147	2.1%
Thomas N. Davidson, Jr. (12)	37,713	*
Joseph Jensen (13)	71,705	1.3%
All directors and executive officers as a group (10 people) (14)	665,306	11.6%

(*)	Represents beneficial ownership of less than 1%.
(1)	Includes 400,505 shares beneficially owned by AWM Investment Company, Inc., a Delaware Corporation (“AWM”), which is the investment adviser to Special Situations Fund III QP, L.P. (“QP”), Special Situations Cayman Fund, L.P. (“CAYMAN”), Special Situations Private Equity Fund, L.P. (“PE”) and Special Situations Life Sciences Fund L.P. (“LS” and together with QP, CAYMAN and SSPE, the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over 122,130 shares of Common Stock of the Issuer (the Shares) held by QP, 43,288 Shares held by CAYMAN, 78,209 Shares held by PE and 156,423 Shares held by LS. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are the controlling principals of AWM. The principal business address of AWM, and Messrs. Marxe, Greenhouse and Stettner is 527 Madison Avenue, Suite 2600, New York, New York 10022.
(2)	Based solely on the most recently available Schedule 13G filed with the SEC on January 11, 2017, First Light Asset Management, LLC has shared voting power as to 336,068 Shares and shared dispositive power as to 336,068 Shares. Matthew P. Arens is also deemed to be the beneficial owner of these shares because of his position as managing member and majority owner of First Light Asset Management, LLC. Mr. Arens has sole voting power as to 20,380 Shares, shared voting power as to 336,068 Shares, sole dispositive power as to 20, 380 Shares and shared dispositive power as to 336,068 Shares. First Light Management, LLC is a Delaware limited liability company and the address of First Light Asset Management, LLC and Mr. Arens is 3300 Edinborough Way, Suite 201, Edina, MN 55435.
(3)	Based solely on the most recently available Schedule 13G filed with the SEC on February 13, 2017, Altrinisic Global Advisors, LLC and John Hock have shared voting power as to 303,510 Shares and shared dispositive power as to 303,510 Shares. Altrinsic Global Advisorss, LLC is a Delaware limited liability company, and the address of Altrinsic Global Advisors, LLC and Mr. Hock is 8 Sound Shore Drive, Greenwich, CT 06830.
(4)	Includes (a) 123,671 shares subject to options exercisable within 60 days of April 26, 2017; (b) 126,411 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Capital Inc; (c) 4,402 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Securities Inc.; (d) 32,000 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corp.; and (e) 20,140 shares held by Mr. Vamvakas. Mr. Vamvakas is the Chairman of Greybrook Capital, Inc., which is located at 890 Yonge St., Suite 700 Toronto, Ontario, Canada M4W 3P4.
(5)	Includes (a) 9,666 shares subject to options exercisable within 60 days of April 26, 2017; and (b) 3,333 shares subject to warrants exercisable within 60 days of April 26, 2017.
(6)	Includes 12,873 shares subject to options exercisable within 60 days of April 26, 2017.
(7)	Includes (a) 15,314 shares subject to options exercisable within 60 days of April 26, 2017; (b) 6,666 shares subject to warrants exercisable within 60 days of April 26, 2017; and (c) 6,000 shares held beneficially by Mr. Lindstrom through his relationship with the Lindstrom Family #2 Limited Partnership.
(8)	Includes 15,711 shares subject to options exercisable within 60 days of April 26, 2017.
(9)	Includes 16,706 shares subject to options exercisable within 60 days of April 26, 2017.
(10)	Includes (a) 16,705 shares subject to options exercisable within 60 days of April 26, 2017, and (b) 1,666 shares subject to warrants exercisable within 60 days of April 26, 2017.
(11)	Includes 12,195 shares subject to options exercisable within 60 days of April 26, 2017.
(12)	Includes 11,677 shares subject to options exercisable within 60 days of April 26, 2017; (b) 20,407 shares held beneficially by Mr. Davidson through his relationship with Cardinal Crest Partners, 7 Sunrise Cay, Key Largo, Florida 33037; (c) 3,389 shares held by Mr. Davidson Jr.; and (d) 2,240 shares held by Mr. Davidson, Jr.’s spouse.
(13).	Includes (a) 42,499 shares subject to options exercisable within 60 days of April 26, 2017, and (b) 6,666 shares subject to warrants exercisable within 60 days of April 26, 2017
(14)	Includes (a) 277,017 shares subject to options exercisable within 60 days of April 26, 2017, held on record by the current directors and executive officers; and (b) 18,331 shares subject to warrants exercisable within 60 days of April 26, 2017, held on record by the current directors and executive officers.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders 2002 Stock Incentive Plan (1)	643,616	$29.04	17,157
Equity compensation plans not approved by security holders (2)	70,000	$71.20	—
Total	713,616	$33.19	17,157

(1)	For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)	Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 30,000 post-reverse split shares at a post-split exercise price of $113.30 not approved by security holders, which have fully vested.

Certain Relationships and Related Transactions.

Since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the proposed transaction described below, which has been pre-approved by our Audit Committee. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

On April 14, 2016, we announced that we divested our majority owned OcuHub subsidiary. Elias Vamvakas, our Executive Chairman, owns options to purchase stock in OcuHub. Our divestiture in OcuHub accelerated the immediate vesting of Mr. Vamvakas’ OcuHub options. The options had a value of approximately $123,000 at the time of our divestiture in OcuHub.

PROPOSAL 2

AMENDMENT OF THE 2002 STOCK INCENTIVE PLAN

We are asking our stockholders to approve, on a disinterested basis, an amendment and restatement of the Company’s 2002 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was adopted and approved by our stockholders in June 2013. As of April 26, 2017, a total of 720,000 shares have been authorized for issuance under the Incentive Plan.

Our Board has approved, subject to the approval from our stockholders at the Annual Meeting, the amendment and restatement of the Incentive Plan to increase the shares reserved for issuance under the Incentive Plan by an additional 350,000 shares and to make certain other technical amendments.

We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. We believe that plans such as the Incentive Plan increase the Company’s ability to achieve this objective by allowing for several different forms of long-term incentive awards, which we believe will help us recruit, reward, motivate and retain talented personnel. The Incentive Plan, as proposed to be amended and restated, provides for the grant of stock appreciation rights, stock options, restricted stock and restricted stock units. As of April 26, 2017, options to purchase 636,940 shares were issued and outstanding under the Incentive Plan, options to purchase 61,572 shares had been exercised, and options to purchase 21,488 shares remained available for future grants. Our directors and executive officers have an interest in this proposal as they may receive awards under the Incentive Plan.

If stockholders approve the amendment, we currently anticipate that the shares available under the Incentive Plan will be sufficient to meet our expected needs during approximately the next 1 to 2 years. However, future circumstances and business needs may dictate a different result. In determining the number of shares to be added to the total number of shares reserved for issuance under the Incentive Plan, the Compensation Committee and the Board considered the following:

●	Historical Grant Practices. The Compensation Committee and the Board considered the historical amounts of equity awards that we have granted in the past three years. In fiscal years 2014, 2015 and 2016, we granted equity awards representing a total of 426,433 shares.

●	Forecasted Grant Practices. The exercise price of many of our outstanding options is significantly above the current trading price of our common stock and the options may not be exercised prior to expiration. Consistent with the growth of our workforce and the retention goals of the Incentive Plan, we currently forecast granting a significant portion of the increase in the pool of available equity awards over the next twelve months. The proposed share reserve under the amended and restated Incentive Plan would increase the number of available shares as of April 26, 2017, from 21,488 to 371,488.

●	Awards Outstanding Under Existing Grants. As of April 26, 2017, there were 636,940 shares subject to outstanding stock options, no outstanding shares of restricted stock, and no unvested and outstanding restricted stock units. Accordingly, the 636,940 shares subject to our outstanding equity awards (commonly referred to as the “overhang”) represent approximately 11.1 % of our outstanding shares.

Summary of the 2002 Stock Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan’s full text, a copy of which is attached hereto as Appendix A and which may also be accessed from the SEC’s website at http://www.sec.gov. In addition, a copy of the Incentive Plan may be obtained upon written request to the Company.

Purpose. The purpose of the Incentive Plan is to advance the interests of the Company or any parent or subsidiary of the Company (each, a “Participating Company”, and collectively, the “Participating Company Group”) and the Participating Company Group’s stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

Administration. The Incentive Plan may be administered by the Board or a committee, which the Board may appoint from among its members (in either case, the “Administrator”). Subject to the provisions of the Incentive Plan, the Administrator has the authority to: (1) determine the persons to whom, and the time or times at which, awards will be granted and the number of shares of stock to be subject to each award; (2) designate options as incentive stock options or nonstatutory stock options; (3) determine the fair market value of shares of stock or other property; (4) determine the terms, conditions and restrictions applicable to each award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the award, (ii) the method of payment for shares purchased upon the exercise of the award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the award, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the award or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the award, (vi) the effect of the participant’s termination of service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the award or such shares not inconsistent with the terms of the Incentive Plan; (5) approve one or more forms of award agreement; (6) accelerate, continue, extend or defer the exercisability of any award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a participant’s termination of service with the Participating Company Group; (7) prescribe, amend or rescind rules, guidelines and policies relating to the Incentive Plan, or to adopt supplements to, or alternative versions of, the Incentive Plan, including, without limitation, as the Administrator deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted award; and (8) correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award agreement and to make all other determinations and take such other actions with respect to the Incentive Plan or any award as the Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law. All decisions, interpretations and other actions of the Administrator will be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Reserved Shares. If our stockholders approve the amendment and restatement of the Incentive Plan, then subject to adjustment, the maximum aggregate number of shares of stock that may be issued under the Incentive Plan will be 1,070,000. This share reserve will consist of authorized but unissued or reacquired shares of stock or any combination thereof. If an outstanding award for any reason expires, is forfeited, or is terminated or canceled or if shares of stock are acquired upon the exercise of an award, subject to a Company repurchase option and are repurchased by the Company at the participant’s exercise price, the shares of stock allocable to the unexercised portion of such award or repurchased, forfeited or cancelled shares of stock will again be available for issuance under the Incentive Plan. If our stockholders approve the amendment and restatement of the Incentive Plan, then subject to adjustment, the maximum aggregate number of shares of stock that may be issued pursuant to the exercise of incentive stock options will be 1,070,000 (the “ISO Share Issuance Limit”).

Eligibility. The Incentive Plan provides that awards, other than incentive stock options, may be granted to employees, consultants, and directors of a Participating Company. An incentive stock option may only be granted to an employee of a Participating Company. As of April 26, 2017, approximately 90 of our current employees, 7 of our current non-employee directors, and 3 of our consultants were eligible to participate in the Incentive Plan. The Incentive Plan does not limit insider participation.

Options. The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option.

The Administrator determines the exercise price of options at the time the options are granted, provided that (a) the exercise price per share for an option will be not less than the fair market value of a share of stock on the effective date of grant of the option and (b) no incentive stock option granted to any participant who owns 10% of the voting power of all classes of a Participating Company’s outstanding capital stock will have an exercise price per share less than 110% of the fair market value of a share of stock on the effective date of grant of the option. However, an option may be granted with an exercise price lower than the minimum exercise price if the option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

The term and vesting schedule of each option will be stated in the award agreement. The term of an option may not exceed 10 years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of a Participating Company’s outstanding capital stock, the term of an incentive stock option may not exceed 5 years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) 3 months following his or her termination for reasons other than death or disability, and (ii) 12 months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

If a sale of the shares underlying the option would subject the participant to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, the option will remain exercisable until the earliest to occur of (i) the 10th day following the date on which a sale of such shares by the participant would no longer be subject to such suit, (ii) the 190th day after the participant’s termination of service, or (iii) the option expiration date. If the participant is subject to a Company-imposed trading blackout, the option generally will remain exercisable until the earlier of (i) the end of the tenth (10th) business day after the trading blackout or (ii) the option expiration date.

Generally, a participant may not assign or transfer his or her option except by will or by the laws of descent and distribution, and during the participant’s lifetime, the option will be exercisable only by the participant or the participant’s guardian or legal representative. However, the Board, in its discretion may provide in a stock option agreement that a nonstatutory stock option will be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

Stock Appreciation Rights. Stock appreciation rights are rights to receive a cash amount (net of applicable withholdings) equal to the appreciation in fair market value of our common stock between the exercise date and the date of grant. The Administrator will be able to grant stock appreciation rights to any employee, consultant, or director of a Participating Company in connection with the grant of any option. Any grant of stock appreciation rights will be included in the option agreement. Stock appreciation rights will be exercisable only at the same time, by the same person and to the same extent, that the related option is exercisable. Upon exercise of any stock appreciation right, the corresponding portion of the related Option will be surrendered to the Company. The Company has the absolute right, at any time and from time to time, to require a participant to exercise an option in lieu of the related stock appreciation right.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Subject to the terms and conditions of the Incentive Plan, restricted stock may be granted to employees, consultants or directors of a Participating Company at any time and from time to time at the discretion of the Administrator. The Administrator will have complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied.

Unless the Administrator determines otherwise, the Company as escrow agent will hold shares of restricted stock until the restrictions on such shares of restricted stock have lapsed. During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid with respect to those shares of restricted stock, unless the Administrator provides otherwise. If any dividends or distributions are paid in shares of stock, the shares of stock will be subject to the same restrictions on transferability and forfeitability as the shares of restricted stock with respect to which they were paid. Each restricted stock grant will be evidenced by an agreement that will specify the purchase price (if any) and such other terms and conditions as the Administrator will determine. Shares of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction.

Restricted Stock Units. Restricted stock units represent a right to receive shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s service to the Company. In determining whether an award of restricted stock units should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting it determines to be appropriate.

Change in Control. An “Ownership Change Event” will be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. A “Change in Control” means an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or, in the case of a sale, exchange, or transfer of all or substantially all of the assets of the Company, the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. Indirect beneficial ownership includes, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, either directly or through one or more subsidiary corporations or other business entities. The Board will have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination will be final, binding and conclusive.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof (the “Acquiring Corporation”), may, without the consent of the participant, either assume the Company’s rights and obligations under outstanding awards or substitute for outstanding awards substantially equivalent awards for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation does not assume or substitute for the outstanding awards, the participant will fully vest in and have the right to exercise all of his or her outstanding awards, including shares of stock as to which such awards would not otherwise be vested or exercisable. Any awards which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control will terminate and cease to be outstanding effective as of the date of the Change in Control. Shares acquired upon exercise of an award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares will continue to be subject to all applicable provisions of the award agreement evidencing such award except as otherwise provided in such award agreement. Furthermore, if the corporation the stock of which is subject to the outstanding awards immediately prior to a sale or exchange by the stockholders of more than 50% percent of the voting stock of the Company is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding awards will not terminate unless the Administrator otherwise provides in its discretion. Additionally, if a participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control in which the Acquiring Corporation assumes or substitutes for outstanding awards, the shares of stock subject to such participant’s outstanding awards will automatically accelerate and vest in full as of the participant’s termination of service, including shares of stock as to which such awards would not otherwise be vested or exercisable. Any award so accelerated will remain exercisable until the award’s expiration or, if earlier, the termination of the award, as provided in the participant’s award agreement.

Capitalization Changes. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other securities, or other change in our corporate structure affecting the shares of our common stock, appropriate adjustments will be made in the number and class of shares subject to the Incentive Plan and to any outstanding awards, in the ISO Share Issuance Limit, and in the exercise price per share of any outstanding awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Administrator may unilaterally amend the outstanding awards to provide that such awards are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding awards will be adjusted in a fair and equitable manner as determined by the Administrator, in its discretion. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and in no event may the exercise price of any award be decreased to an amount less than the par value, if any, of the stock subject to the award. The adjustments determined by the Administrator will be final, binding and conclusive.

Amendment, Suspensions and Termination of the Incentive Plan. The Board may amend or terminate the Incentive Plan at any time, except that stockholder approval is required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment or termination of the Incentive Plan will impair the rights of any participant without the participant’s consent, unless required by applicable law, legislation, regulation or rule. No awards may be granted under the Incentive Plan after April 27, 2027.

Number of Awards Granted to Employees, Directors and Consultants

The number of awards that an employee, director or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options and restricted stock units outstanding under the Incentive Plan as of the end of our last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted (#)	Average Exercise Price ($)	Number of Restricted Stock Units Granted (#)	Dollar Value of Shares subject to Restricted Stock Units ($)
Joseph Jensen, Chief Executive Officer	22,500	$18.99	—	—
Wes Brazell, Chief Financial Officer	29,000	$15.80	—	—
Elias Vamvakas, Executive Chairman	127,005	$25.00	—	—
All Named Executive Officers, as a group
All directors who are not Named Executive Officers, as a group	101,181	$32.92	—	—
All employees who are not Named Executive Officers, as a group	339,497	$28.83	—	—

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Restricted Stock Units. A participant will not have taxable income upon grant (unless, with respect to restricted stock, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received less any amount paid for the shares of our vested common stock.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our four other most highly compensated named executive officers (other than our Chief Executive Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provides certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2002 STOCK INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Mayer Hoffman McCann P.C., or Mayer Hoffman McCann, as our independent auditors for the year ending December 31, 2017 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting. Representatives of Mayer Hoffman McCann will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Mayer Hoffman McCann as our independent auditors. However, we are submitting the selection of Mayer Hoffman McCann to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Mayer Hoffman McCann. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Mayer Hoffman McCann.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services, and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Mayer Hoffman McCann has advised the Company that Mayer Hoffman McCann leases substantially all of its personnel, who work under the control of Mayer Hoffman McCann’s shareholders, from wholly-owned subsidiaries of CBIZ, Inc., in an alternative practice structure. Accordingly, substantially all of the hours expended on Mayer Hoffman McCann’s engagement to audit the Company’s financial statements for the fiscal year ended December 31, 2016, were attributed to work performed by persons other than Mayer Hoffman McCann’s full-time, permanent employees.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF MAYER HOFFMAN MCCANN P.C. AS OUR INDEPENDENT AUDITOR
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted on July 21, 2010. As required by the Dodd-Frank Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. Stockholders are urged to read the Executive Compensation section of this proxy statement, which describes our executive compensation program and contains information about the fiscal year 2016 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that our compensation design and practices are effective in implementing our executive compensation goals.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis in a non-binding vote, the compensation of TearLab Corporation named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including information under the caption “Executive Compensation,” the tabular disclosure regarding executive compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to TearLab’s 2017 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and, therefore, will not be binding on us, our Compensation Committee and our Board of Directors value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview

The Compensation Committee of our Board of Directors is responsible for establishing, implementing, and monitoring adherence with our compensation philosophy. The compensation provided to our “Named Executive Officers” for fiscal year 2016 is set forth in detail in the Summary Compensation Table below and other tables and the accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components and the decisions made in relation to fiscal year 2016 for each of our named executive officers.

Our “Named Executive Officers” for fiscal year 2016, who appear in the Summary Compensation Table, were:

●	Joseph Jensen, our Chief Executive Officer (our “CEO”);

●	Wes Brazell, our Chief Financial Officer (our “CFO”); and

●	Elias Vamvakas, our Executive Chairman of the Board of Directors (our “Executive Chairman”).

In this Compensation Discussion and Analysis, TearLab Corporation and its subsidiaries is referred to as “our,” “us,” “we,” or the “Company.”

Executive Compensation Philosophy, Objective and Design

Philosophy.

As an ophthalmic device company, we operate in the professional health sector and medical laboratories and research industry. To succeed in this environment, we must hire experienced executives with specific skills in key functional areas who have worked in an environment similar to ours. We are primarily located in the San Diego, California and the Dallas/Fort Worth, Texas areas, which have many life sciences technology companies who reward their executives with equity compensation. Our overall compensation philosophy, therefore, is to compensate seasoned executives in a manner that attracts the caliber of individuals needed to manage and staff a technical and government-regulated business and operate in an innovative and competitive industry yet drive a business with a capitalization of less than $100 million to grow.

Objectives and Design.

Our executive compensation program is designed to:

●	attract and retain talented and experienced executives;

●	motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success; and

●	incentivize our executives to manage our business to meet our long-term objectives and the long-term objectives of our stockholders.

To maintain a competitive compensation program and meet our need to attract seasoned executives that have experience in our sector, we also offer cash compensation in the form of (1) base salaries to reward individual contributions and compensate for their day-to-day responsibilities and (2) annual bonuses to drive targeted corporate goals and individual short-term objectives. In addition, our size, industry, and primary location have led us to include equity compensation as a major compensation element. Accordingly, our executive compensation in 2016 included equity award grants, which were made in the form of stock options. Our Board of Directors determined that this form of compensation aligns the executive team’s incentives with the long-term interests of our stockholders by rewarding our named executive officers for growing the Company and providing a positive return to shareholders, as evidenced by an executive benefiting from a stock option grant only if there is appreciation in the Company’s stock.

Impact of Fiscal 2016 Stockholder Advisory Vote on Executive Compensation

In June 2016, we conducted a non-binding advisory vote on the compensation of the named executive officers for fiscal year 2015, commonly referred to as a “say-on-pay” vote, at our 2016 Annual Meeting of Stockholders. Our stockholders approved the named executive officer’s compensation, with over 98% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout fiscal year 2016, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation. Consistent with the recommendation of the Board of Directors and the preference our stockholders expressed in the advisory vote on the frequency of future say-on-pay votes, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of our named executive officers. Accordingly, the next advisory vote on the compensation of our named executive officers will take place at the Annual Meeting of Stockholders to which this Proxy Statement relates, with the next say-on-pay vote after that to take place in 2017.

Compensation-Setting Process

We formed our Compensation Committee in September 2005. For 2016, our Compensation Committee was responsible for reviewing and making recommendations to our Board of Directors regarding our CEO’s compensation and the components thereof. In 2016, our Compensation Committee reviewed and recommended to our Board of Directors Company goals and objectives relevant to our CEO, evaluated our CEO in light of those goals and objectives, and made recommendations regarding our CEO’s compensation based on that evaluation.

Our Compensation Committee also is responsible for reviewing and making recommendations to our Board of Directors on non-CEO executive officer compensation and making recommendations to our Board of Directors with respect to incentive compensations plans and equity-based plans. In 2016, our Compensation Committee reviewed and made recommendations to our Board of Directors regarding the compensation of our other executive officers, including the establishment and evaluation of performance goals.

Our CEO attends meetings of our Compensation Committee, except with respect to discussions involving his own compensation. Typically, our CEO makes recommendations regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., stock option awards, base salary and annual bonus).

In determining executive compensation for 2016, neither our Board of Directors nor our Compensation Committee met with a compensation consulting firm or considered market data presented by a compensation consulting firm in determining compensation. We did not engage in any benchmarking or targeting of any specific levels of pay. We did not engage a consultant as there was not a change in the base compensation of the executives as a whole scheduled in 2016, and we could not justify the cost of such an arrangement while we are focused on growing the Company. We are, however, in the process of establishing our executive compensation program for 2017. Our Compensation Committee is currently evaluating whether to use a compensation consultant in 2017.

In determining executive compensation for 2016, our Board of Directors and Compensation Committee considered a number of factors, including the following:

●	The scope of the named executive officer’s responsibilities, prior experience and qualifications;

●	The past individual performance of the named executive officer;

●	Competitive market conditions;

●	Existing employment agreement conditions, if any;

●	Recommendations of the CEO, other than with respect to his own compensation.

Unless otherwise stated, the discussion and analysis below is in large measure based on decisions by our Board of Directors. Therefore, the philosophy of how we will compensate our named executive officers in the future may not be the same as how they have been compensated previously. We expect that our Board of Directors will continue to review, evaluate, and modify the executive compensation framework based on the recommendations of our Compensation Committee. Our compensation program may, over time, vary from our historical practices.

Executive Compensation Program Components

Equity Compensation

We have historically used equity compensation as a principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our long-term interests by allowing our executive team to participate in any future appreciation in the Company’s stock. Our equity awards in 2016 consisted of stock options. We did not grant restricted stock units in 2016 and we will continue to evaluate whether we to utilize all stock options for 2017 or change our mix to include restricted stock units. In 2016 we used 100% stock options because we believe stock options better align executive officer compensation with stockholder interests by rewarding Company growth. We also believe that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us and help create an ownership culture. In granting options, we considered, among other things, the named executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his individual contributions and responsibilities, and market conditions.

In 2016, our board of directors granted stock options to our Named Executive Officers. In making this determination, our board considered the recommendation by our compensation committee, which had reviewed such named executive officer’s equity award holdings and determined that the then-current equity award holdings of our Named Executive Officers, taking into consideration the unvested portion and the value of such awards, did not appropriately meet our retention and incentive goals, and, as a result, additional stock option awards were necessary. Accordingly, in June 2016 the board of directors approved grants of options to purchase 12,500 shares to our CEO, 9,000 shares to our CFO, and 5,000 shares to our Executive Chairman. These time-based options vest annually in 1/3 installments, starting on the one-year anniversary of the date of grant.

For 2017, we expect our compensation committee to continue this review process to determine whether to make a recommendation to our board of directors to approve any equity award grants for our named executive officers.

While we have not yet adopted a formal policy regarding the timing of stock option and other equity grants as a public company, it has been our practice, which we expect to continue, that stock option grants have been granted with an exercise price not less than the fair value of the underlying stock on the date of grant.

Base Salary

In determining base salaries for 2016, our compensation committee and our board of directors considered the overall compensation package of our executive officers and our emphasis on providing compensation in the form of stock option grants in order to motivate our executive team and foster long-term growth for the benefit of our stockholders. Based on this emphasis on option grants, no adjustments were made to the base salaries of any of our Named Executive Officers in 2016 as compared to the prior year. In addition, in connection with the negotiations of Mr. Brazell’s hire as our CFO, the compensation committee agreed to provide our CFO an annual base salary of $250,000. Mr. Jensen assumed the position of CEO as of January 1, 2016, and his annual base compensation was increased from $370,000 to $400,000.

In fiscal years 2015 and 2016, the base compensation for our named executive officers was as follows:

Named Executive Officer	Fiscal Year 2016 Base Salary	Fiscal Year 2015 Base Salary
Mr. Vamvakas	$150,000	Cdn. $	380,000
Mr. Jensen	$400,000		370,000
Mr. Brazell(1)	$250,000		250,000

(1)	Mr. Brazell joined the Company in July 2015 and earned, on a pro-rated basis, $122,159 in base salary during fiscal year 2015, in addition to a one-time lump sum payment of $40,000 to replace the monetary loss incurred by him as a result of the separation agreement in place with his previous employer.

In 2017, our Compensation Committee and our Board of Directors may conduct a review of our executive officers’ base salaries and determine adjustments, if any.

2016 Bonus Plan

Our board of directors adopted an annual bonus plan for 2016 to reward the performance of our named executive officers in achieving our corporate goals. Our board of directors retains the ultimate discretion whether to pay any bonus under the plan, which means that our board may choose in any given year whether to pay a bonus in cash or via an additional stock option upon a recommendation from our CEO.

A named executive officer’s target bonus amount under our 2016 bonus plan is expressed as a percentage of his base salary, and any such bonus would be earned upon the achievement of the applicable corporate goals and individual objectives. Given our emphasis on providing option grants as a key component of our executive compensation, target bonus amounts for our named executive officers were not adjusted in 2016 from prior years. Accordingly, our Named Executive Officers’ target bonus amounts remained at 50% of their respective base salaries. Our Named Executive Officers have higher bonus percentages that are solely based on corporate performance measures because they have broad degree of responsibility, including responsibility for the overall performance of the Company and supervision of our other executive officers. Our board of directors and compensation committee believe that bonus pay for our Named Executive Officers should be based on metrics that tie in closely with driving Company value and stockholder interests.

Corporate Performance Measures. For 2016, our board of directors established corporate performance goals of increasing revenues and adjusted operating profitability targets. The financial measures for 2016 are important indicators of our ability to monetize our products and services. Each of these corporate performance measures was given equal weighting based on our belief that each was similarly critical to our strategic goals for 2016. At the time the corporate performance measures were set, our board of directors believed that these corporate performance measures provided an accurate gauge of our success and were challenging and aggressive because they represented significant growth in revenues and continued prudence in the management of our cash resources. Our board of directors believed that the achievement of the corporate performance measures at the target levels would require extraordinary efforts, excellent leadership, effective leveraging of our competencies and a clear focus on driving results throughout the year.

By objective measure, the Company achieved 75% of its weighted performance goals when factoring in revenue and profitability targets providing making each executive officer eligible for 75% of their bonus potential.

During fiscal year 2016, our named executive officers were eligible to earn the following cash bonuses under our 2016 bonus plan:

Named Executive Officer	Fiscal Year 2016 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal Year 2016 Target Cash Bonus Opportunity ($)
Mr. Vamvakas	50%	$75,000
Mr. Jensen	50%	$200,000
Mr. Brazell	50%	$125,000

2016 Bonus Plan Payments

In early 2016, our board of directors determined that 75% of the corporate performance measures for 2016 had been achieved. Accordingly, our board of directors determined that our named executive officers had earned and would be paid cash bonuses reflective of such achievement under our 2016 plan. We paid the following cash bonuses under our 2016 bonus plan:

Named Executive Officer	Fiscal 2016 Bonus Payment
Mr. Vamvakas	$56,250
Mr. Jensen	$150,000
Mr. Brazell	$93,750

2017 Bonus Plan

In early 2017, our compensation committee adopted an annual cash bonus plan for 2017, which includes corporate performance objectives. The corporate performance objectives have not been modified and continue to focus on the goals of increasing revenues and adjusted operating profitability targets. Similarly, the target bonus percentage opportunity for each named executive officer remains unchanged for 2017.

2014 Employee Stock Purchase Plan

We offer employees of designated subsidiaries, including our CEO and CFO, the opportunity to purchase shares of TearLab’s common stock through the 2014 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan permits the grant of purchase rights that qualify for preferential tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and purchase rights that do not so qualify. Under the Purchase Plan, eligible employees may purchase shares of our common stock at a 10% discount from the closing sale price of our common stock as reported on NASDAQ on either the first trading day or the last trading day of each offering period, whichever is lesser. Our compensation committee believes that the Purchase Plan is a cost efficient method of encouraging employee stock ownership.

Retirement and Health Benefits

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Our U.S. named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees. U.S. employees, including named executive officers located in the U.S., are eligible to participate in a defined contribution 401(k) plan, but the Company does not make any matching or employer contributions to the 401(k) plan.

Our named executive officers located in Canada, including Mr. Vamvakas, are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other Canadian full-time employees, except that we provide Mr. Vamvakas with certain club membership benefits and with coverage under a critical illness insurance policy, which has been historically provided to Mr. Vamvakas since his commencement of service with us. Club membership benefits are provided to Mr. Vamvakas in order to foster the ability of Mr. Vamvakas to network in the business community on behalf of the Company. In 2016, the club membership benefits provided to Mr. Vamvakas had a value of approximately $20,000.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company and that this possibility could result in the departure or distraction of our executives to the detriment of our business. Our compensation committee believes that the prospect of such a change-of-control transaction would likely result in our executives facing uncertainties about their future employment and distractions from how the potential transaction might personally affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change-of-control transaction and to encourage them to remain with us despite the possibility that the change of control might affect them adversely, we have entered into an executive employment agreement with Mr. Vamvakas, and employment offer letters with our CEO and CFO that each provide the applicable named executive officer with certain payments and benefits in the event of certain terminations of his employment without regard to a change of control of the Company or within a certain period following a change of control of the Company. Our compensation committee believes that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

In June 2013, we entered into the executive employment agreement with Mr. Vamvakas, which provides that upon a qualifying termination of his employment, Mr. Vamvakas will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The executive employment agreement with Mr. Vamvakas also requires that he provide three months’ advance notice period if he resigns and the resignation is not a qualifying termination. In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Our CEO is party to an employment offer letter that was entered into in October 2013 when he was hired, which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires that our CEO provide three-months’ advance notice if he resigns and the resignation is not a qualifying termination.

In July 2015, we entered into an employment offer letter with our CFO when he was hired, which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires our CFO provide three-months’ advance notice if he resigns. In addition, our CFO’s new hire stock option for 20,000 post reverse-split shares provides that, in the event of a change of control (as defined in Mr. Brazell’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

In establishing the terms and conditions of our CEO’s and CFO’s employment offer letters, and our Executive Chairman’s executive employment agreement, our board of directors and our compensation committee evaluated the cost to us of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these arrangements, they determined that their cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us. Our board of directors and our compensation committee believe that these arrangements will help to maintain the continued focus and dedication of our named executive officers to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For a detailed summary of the material terms and conditions of these agreements, see “Employment Contracts and Certain Transaction-based Contracts.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may limit the amount that we may deduct from our federal income taxes for remuneration paid to certain executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) of the Code (“Section 162(m)”) provides an exception from this deduction limitation for certain forms of “performance-based compensation” and for any gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers (whose compensation would be subject to the limitations of Section 162(m)) in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible. Our compensation committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Code Sections 280G, 4999, or 409A, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “nonqualified deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives and the compensation programs generally available to the Company’s employees, the compensation committee considers any potential risks arising from our compensation programs and the management of these risks in light of the Company’s overall business, strategy, and objectives.

As is the case with our employees generally, our named executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts under the Company bonus plan are tied to the Company’s performance during the fiscal year compared to pre-established target levels for equally-weighted measures. Combined, we believe these measures limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue-enhancing opportunities at the expense of profitability. In addition, a significant portion of our named executive officers’ compensation is provided in the form of equity awards to further align their interests with those of the Company’s stockholders. The compensation committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because the awards are staggered and subject to multi-year vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Additionally, the Company has implemented effective controls at various levels, including adoption of written codes of conduct and ethics, which each named executive officer signs and acknowledges each year, in order to mitigate the risk of unethical behavior.

Summary Compensation Table

The following table provides information regarding the compensation of our executive chairman, chief executive officer and chief financial officer, together referred to as our “named executive officers,” for 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Elias Vamvakas	2016	150,000	—	21,415	56,250	25,256	252,921
Executive Chairman	2015	273,381	—	—	66,939	11,677	351,997
	2014	326,854	—	—	—	26,391	353,245

Joseph Jensen Chief	2016	400,000	—	53,538	150,000	21,934	625,472
Executive Officer	2015	370,000	—	78,060	—	30,999	569,709
	2014	370,000	—	170,000	—	200,547	740,547

Wes Brazell (4)	2016	250,000	—	38,547	93,750	20,975	403,272
Chief Financial Officer	2015	122,159	40,000	301,116	29,872	11,847	504,994

(1)	Amounts represent the aggregate grant date fair value of options granted in the year indicated to the named executive officer calculated in accordance with FASB ASC 718 without regard to estimated forfeitures. See Note 1 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	The amounts in this column for 2016, 2015, and 2014 represent total performance-based bonuses earned for service rendered during 2016, 2015, and 2014, respectively, under our executive bonus plan for the applicable year. All such amounts were paid subsequent to year end. For a description of our executive bonus plan, please see the section entitled “2016 Bonus Plan” under “Compensation Discussion and Analysis” above.
(3)	All Other Compensation includes health and welfare benefits for all named executive officers. Mr. Vamvakas’ also includes club membership benefits per his employment agreement. Mr. Jensen’s includes tax gross-ups and relocation expenses for 2015 and 2014.
(4)	Mr. Brazell joined the Company in July 2015.

Grants of Plan-Based Awards

The following table presents information concerning each grant of an award made to a named executive officer in 2016 under any plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		All Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Target	Maximum	Options (#)	($/Sh)(1)	($)(2)
Elias Vamvakas	June 24, 2016 (3)			5,000	$6.90	$21,415
Joseph Jensen	June 24, 2016 (3)			12,500	$6.90	$53,538
Wes Brazell	June 24, 2016 (3)			9,000	$6.90	$38,547

(1)	Based upon the higher of a) closing sale price of our common stock as reported on the NASDAQ Stock Market on the date of grant and b) the volume weighted average share price for the five business days immediately prior to the date of grant.
(2)	Amounts represent the grant date fair value of the stock options, calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 1 of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in determining the grant date fair value.
(3)	Represents awards granted under our 2002 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2016. As of December 31, 2016, our named executive officers had not been awarded any equity awards other than stock options.

Name	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price (1)	Option Expiration Date
	(#) Exercisable	(#) Unexercisable	($)
Elias Vamvakas (2)	400	—	277.50	7/3/2017
Elias Vamvakas (3)	62,616	—	26.30	10/6/2018
Elias Vamvakas (4)	1,500	—	20.00	6/18/2019
Elias Vamvakas (5)	14,899	—	12.20	9/30/2019
Elias Vamvakas (6)	13,500	—	12.20	9/30/2019
Elias Vamvakas (7)	10,000	—	12.20	9/30/2019
Elias Vamvakas (8)	20,000	—	12.20	9/30/2019
Elias Vamvakas (10)	12,500	—	64.30	3/6/2023
Elias Vamvakas (11)	—	5,000	6.90	6/24/2026
Joseph Jensen (12)	30,000	—	113.30	10/28/2023
Joseph Jensen (13)	3,333	1,667	48.20	6/11/2024
Joseph Jensen (14)	1,666	3,333	20.00	2/5/2025
Joseph Jensen (15)	—	12,500	6.90	6/24/2026
Wes Brazell (16)	6,666	13,334	19.80	7/6/2025
Wes Brazell (17)	—	9,000	6.90	6/24/2026

(1)	All option and option exercise price information are as adjusted for previous stock splits, including the 1-for-10 reverse stock split effected February 27, 2017.

(2)	400 post-split options were granted on July 3, 2007, under the Plan. These time-based options have fully vested.

(3)	62,616 post-split options were granted on October 6, 2008, under the Plan. These options vested fully upon the date of grant.

(4)	1,500 post-split options were granted on June 18, 2009, under the Plan. These time-based options have fully vested.

(5)	1,489 post-split options were granted on September 30, 2009, under the Plan. These options vested fully upon the date of grant.

(6)	13,500 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(7)	10,000 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(8)	20,000 post-split options were granted on September 30, 2009, under the Plan. These time-based options have fully vested.

(10)	12,500 post-split options were granted on March 6, 2013, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

11)	5,000 post-split options were granted on June 24, 2016, under the Plan. These time based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

12)	30,000 post-split options were granted on October 21, 2013, outside of the Plan. These time-based options have fully vested.

(13)	5,000 post-split options were granted on June 11, 2014, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(14)	5,000 post-split options were granted on February 5, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

15)	12,500 post-split options were granted on June 24, 2016, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(16)	20,000 post-split options were granted on July 6, 2015, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

(17)	9,000 post-split options were granted on June 24, 2016, under the Plan. These time-based options vest annually in 1/3 installments, starting on the one year anniversary of the date of grant.

Option Exercises in 2016

The following table provides additional information about the value realized by the named executive officers on option award exercises during the year ended December 31, 2016.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Elias Vamvakas	—	—
Joseph Jensen	—	—
Wes Brazell	—	—

As of December 31, 2016, our Named Executive Officers had not been awarded any equity awards other than the stock option for the purchase of 12,500 shares issued to our CEO, 9,000 shares issued to our CFO, and 5,000 shares issued to our Executive Chairman, in June 2016.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
2002 Stock Incentive Plan (1)	643,616	$29.04	17,157
Equity compensation plans not approved by security holders (2)	70,000	$71.20	—
Total	713,616	$33.19	17,157

(1)       For discussion of the 2002 Stock Incentive Plan, which was approved by the security holders, please refer to footnote 6 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(2)       Joseph Jensen was hired in October 2013, and as a material inducement for his hire, he was granted a stock option for 30,000 shares not approved by security holders, which also vests annually in 1/3 installments, starting on the one year anniversary of the date of grant. These options were fully vested as of December 31, 2016.

Compensation of Directors

Directors who are non-employees are entitled to receive annual grants of an option to purchase 15,000 shares of the Company’s common stock and annual compensation of $36,000, to be paid quarterly. The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of the Board for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony Altig	36,000	—	6,425	—	—	—	42,425
Thomas Davidson, Jr.	36,000	—	6,425	—	—	—	42,425
Adrienne Graves	36,000	—	6,425	—	—	—	42,425
Paul Karpecki	36,000	—	6,425	—	—	—	42,425
Richard Lindstrom	36,000	—	6,425	—	—	—	42,425
Donald Rindell	36,000	—	6,425	—	—	—	42,425
Brock Wright	36,000	—	6,425	—	—	—	42,425

(1)	The values set forth in this column are based on the full grant date fair value of stock option awards, computed in accordance with the provisions of FASB ASC Topic 718, using the Black-Scholes pricing model, utilizing certain assumptions as outlined in the footnotes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. These stock options include stock options earned during the 12 month period ended December 31, 2016.

As of December 31, 2016, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Anthony E. Altig	—	16,705
Thomas N. Davidson, Jr.	—	11,677
Adrienne L. Graves	—	15,711
Paul M. Karpecki	—	12,873
Richard Lindstrom	—	15,314
Donald Rindell	—	16,706
Brock Wright	—	12,195

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Dr. Wright, Mr. Davidson, Dr. Graves and Dr. Lindstrom. No member of the Compensation Committee has ever been an officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or the Board of Directors of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee of the Company.

Directors’ and Officers’ Liability Insurance

The Company has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of registrant.

Employment Contracts and Certain Transaction-based Contracts

2002 Stock Incentive Plan, as amended

Our named executive officers hold awards granted under our 2002 Stock Incentive Plan (the “Incentive Plan”) that may be subject to vesting acceleration in connection with a Change in Control (as defined in the Incentive Plan) pursuant to the terms of the Incentive Plan. Under the Incentive Plan, any outstanding awards granted under the Incentive Plan will fully vest and become exercisable in connection with a Change in Control (as defined in the Incentive Plan) if (i) they are not assumed or substituted for by the Acquiring Corporation (as defined in the Incentive Plan) or (ii) they are assumed or substituted for by the Acquiring Corporation but the participant’s service is terminated by reason of an involuntary termination within 18 months following the effective date of a Change in Control.

Elias Vamvakas Change of Control and Severance Agreement

In December 2015, we approved compensation for Mr. Vamvakas as Executive Chairman. At that time we also agreed to defer Mr. Vamvakas’ severance and change such severance to a lump sum of $700,000, payable upon his separation from the Company in cash or restricted stock, at his election.

Joseph Jensen Employment Offer Letter

We entered into an offer letter agreement with our CEO in October 2013. Pursuant to his offer letter, if our CEO’s employment is terminated by the Company at any time without cause (other than for death or disability) or our CEO resigns due to a material adverse change in the terms and conditions of his employment within 6 months of a Change in Control (provided that our CEO gives written notice within 30 days of the events constituting a material adverse change, provides a cure period of not less than 30 days for the Company to cure any such material adverse change, and resigns within 30 days following the end of such cure period), then subject to his timely execution of a release of claims, our CEO will be entitled to receive: (i) a lump sum payment equal to 2 times his then-current annual base salary plus 2 times the average of the bonus paid to him in the 2 years preceding the year of termination, and (ii) reimbursement of group health plan insurance premiums for up to 18 months.

If our CEO intends to resign other than as described in the previous paragraph, his offer letter requires him to give the Company written notice of at least 3 months prior to his resignation. During the resignation notice period, the Company may, at its discretion, terminate our CEO’s employment before the resignation becomes effective by providing him with (i) continuing payments of his base salary for the remainder of the resignation notice period and (ii) a lump sum payment of his pro-rated bonus calculated as of the date his employment ceases.

Wes Brazell Employment Offer Letter

In July 2015, we entered into an employment offer letter with our CFO when he was hired, which provides that upon a qualifying termination of his employment, he will receive (i) a lump sum payment equal to two times his then-current annual base salary plus two times the average of the bonus paid to him in the two years preceding the year of termination and (ii) reimbursement of group health plan insurance premiums for up to eighteen months. The offer letter also requires that our CFO provide three-months’ advance notice if he resigns. In addition, our CFO’s new hire stock option for 20,000 shares provides that, in the event of a change of control (as defined in Mr. Brazell’s offer letter) prior to his termination of service, such option will fully accelerate as to vesting.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2016 (December 30, 2016), and the price per share of TearLab’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($5.20 as adjusted for the 1-for-10 reverse stock split effected February 27, 2017). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control	Within 6 (or 12) Months of Change in Control	Not in Connection With a Change in Control	Within 6 (or12) Months of Change in Control
Name	Type of Benefit (1)	($) (2)	($) (3)	($) (2)	($)(3)
Elias Vamvakas	Cash Severance Payments (2)	700,000	700,000	700,000	700,000
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	10,451	10,451	-	10,451
	Total Termination Benefits (6):	710,451	710,451	-	710,451

Joseph Jensen	Cash Severance Payments	1,040,650	1,040,650	-	1,040,650
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	39,051	39,051	-	39,051
	Total Termination Benefits (6):	1,079,701	1,079,701	-	1,079,701

Wes Brazell	Cash Severance Payments	623,622	623,622	-	623,622
	Vesting Acceleration (4)	—	—	-	—
	Continued Coverage of Employee Benefits (5)	36,816	36,816	-	36,816
	Total Termination Benefits (6):	660,438	660,438	-	660,438

(1)	Reflects the terms of: (i) the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, between TearLab and the executive officers; and (ii) the terms of the Stock Incentive Plan. Mr. Vamvakas’ employment agreement provides for a $700,000 payment upon separation from the Company. All other employment agreements stipulate no payment under termination for cause.
(2)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.
(3)	Reflects the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, described above.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $5.20 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2016, by (ii) the difference between $5.20 split adjusted close price and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $5.20. None of the Named Executive Officers in this table held any unvested in-the-money options relative to the $5.20 split adjusted closing price of TearLab common stock on December 30, 2016 (the last trading day of fiscal 2016).
(5)	For terminations under the Change of Control and Severance Agreements and Employment Offer Letters, as applicable, assumes continued coverage of employee benefits at the amounts paid by TearLab for fiscal 2016 for health, dental, vision, long-term disability and life insurance coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Change of Control and Severance Agreements and Employment Offer Letters, as applicable.

Report of the Compensation Committee

The Compensation Committee oversees TearLab’s compensation policies, plans, and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard L. Lindstrom (Chair)

Thomas N. Davidson, Jr.

Adrienne L. Graves

Brock Wright

This Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing by TearLab under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent TearLab specifically incorporates the Report of the Compensation Committee by reference therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers, and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock. The Company believes that, during 2016, the Reporting Persons complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2018 must be received by us no later than January 5, 2018, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2018 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than March 23, 2018, unless the date of the Annual Meeting of Stockholders held in 2018 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2017. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2017 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2016 will be made available to stockholders of record as of April 26, 2017. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to TearLab Corp., 9980 Huennekens St., Suite 100, San Diego, California 92121, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are TearLab Corp. stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials and Proxy will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, please notify your broker, direct your written request to TearLab Corp., Investor Relations; 9980 Huennekens St., Suite 100, San Diego, California 92121 or contact TearLab Corp. at (858) 455-6006. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card.

By Order of the Board of Directors,

/s/ Elias Vamvakas
Elias Vamvakas
Executive Chairman of the Board

Dated: April 28, 2017

APPENDIX A

TEARLAB CORPORATION

(formerly OCCULOGIX, INC. and formerly VASCULAR SCIENCES CORPORATION)

2002 STOCK INCENTIVE PLAN

AS AMENDED EFFECTIVE AS OF APRIL 27, 2017

1.       Establishment, Purpose and Term of Plan.

1.1       Establishment. The TearLab Corporation 2002 Stock Incentive Plan (the “Plan”) was originally established effective as of the effective date of the Delaware reincorporation of OccuLogix Corporation (the predecessor corporation to the Company) on June 5, 2002 (the “Original Effective Date”), and is hereby amended and restated effective as of April 27, 2017 (the “Effective Date”).

1.2       Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

1.3       Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Awards granted under the Plan have lapsed. However, all Awards shall be granted, if at all, within ten (10) years from February 5, 2015.

2.       Definitions and Construction.

2.1       Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)       “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

(b)       “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(c)       “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(d)       “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e)       “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(f)       “Company” means TearLab Corporation, a Delaware corporation, or any successor corporation thereto.

(g)       “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent Corporation or Subsidiary Corporation to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of shares of Stock may be registered under Form S-8 promulgated under the Securities Act.

(h)       “Director” means a member of the Board or of the board of directors of any other Participating Company.

(i)       “Disability” means the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Participating Company Group because of the sickness or injury of the Participant.

(j)       “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the Plan as of the time of the Company’s determination, all such determinations by the Company shall be final, binding and conclusive, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination.

(k)       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)       “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)       If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii)       If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(m)       “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(n)       “Insider” means an Officer, a Director of the Company or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(o)       “Involuntary Termination” means the termination of the Service of any individual which occurs by reason of:

(i)       Such individual’s involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(ii)       Such individual’s voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual’s consent.

(p)       “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Participating Company), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Participating Company) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Participating Company) to discharge or dismiss any Participant or other person in the Service of the Company (or any Participating Company) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(q)       “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(r)       “Officer” means any person designated by the Board as an officer of the Company.

(s)       “Option” means a right to purchase Stock pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(t)       “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(u)       “Participant” means the holder of an outstanding Award.

(v)       “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(w)       “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(x)       “Performance Goals” means the goal(s) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) pre-tax margin, (vii) earnings before interest, taxes, depreciation and amortization, (viii) net income, (ix) cash flow, (x) operating expenses, (xi) the market price of Stock, (xii) earnings per share, (xiii) earnings yield, (xiv) earnings yield spread, (xv) total stockholder return, (xvi) return on capital, (xvii) return on assets, (xviii) product quality, (xix) economic value added, (xx) number of customers, (xxi) market share, (xxii) return on investments, (xxiii) profit after taxes, (xxiv) customer satisfaction, (xxv) business divestitures and acquisitions, (xxvi) supplier awards from significant customers, (xxvii) new product development, (xxviii) working capital, (xxix) time to market, (xxx) return on net assets, and (xxxi) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

(y)       “Period of Restriction” means the period during which the transfer of shares of Restricted Stock are subject to restrictions and therefore, the shares of Stock are subject to a substantial risk of forfeiture. Such restrictions may be based on Performance Goals, the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Board.

(z)       “Restricted Stock” means shares of Stock issued pursuant to a Restricted Stock Award under Section 8 of the Plan.

(aa)       “Restricted Stock Unit” means a bookkeeping entry representing the right to receive one share of Stock under Section 9 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(bb)       “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(cc)       “Securities Act” means the Securities Act of 1933, as amended.

(dd)       “Service” means a Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. A Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service with the Participating Company Group shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that (i) if any such leave exceeds three (3) months, then three (3) months following the first (1st) day of such leave the Participant’s Service shall be deemed to have terminated unless the Participant’s right to return to Service with the Participating Company Group is guaranteed by statute or contract and (ii) for purposes of Incentive Stock Options, if reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract and exceeds three (3) months, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(ee)       “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(ff)       “Stock Appreciation Right” means a right to surrender to the Company all or a portion of an Option in exchange for an amount equal to the excess, if any, of: (i) the Fair Market Value as of the date such Option or portion thereof is surrendered of the Stock issuable on exercise of such Option or portion thereof over (ii) the exercise price of such Option or portion thereof relating to such stock.

(gg)       “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(hh)       “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

2.2       Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. Where a Stock Appreciation Right has been granted in conjunction with an Option, the term “Option” shall include the related Stock Appreciation Right where the context permits.

3.       Administration.

3.1       Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.

3.2       Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3       Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a)       to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock to be subject to each Award;

(b)       to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

(c)       to determine the Fair Market Value of shares of Stock or other property;

(d)       to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Award, (ii) the method of payment for shares purchased upon the exercise of the Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Award, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Award, (vi) the effect of the Participant’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan;

(e)       to approve one or more forms of Award Agreement;

(f)       to amend, modify, extend, cancel, or renew any outstanding Award or to waive any restrictions or conditions applicable to any outstanding Award or any shares acquired upon the exercise thereof;

(g)       to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service with the Participating Company Group;

(h)       to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(i)       to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4       Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.5       Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.       Shares Subject to Plan.

4.1       Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be one million seventy thousand (1,070,000). This share reserve shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. If an outstanding Award for any reason expires, is forfeited, or is terminated or canceled or if shares of Stock are acquired upon the exercise of an Award subject to a Company repurchase option and are repurchased by the Company at the Participant’s exercise price, the shares of Stock allocable to the unexercised portion of such Award or repurchased, forfeited or cancelled shares of Stock shall again be available for issuance under the Plan. However, except as adjusted pursuant to Section 4.2, in no event shall more than one million seventy thousand (1,070,000) shares of Stock be available for issuance pursuant to the exercise of Incentive Stock Options (the “ISO Share Issuance Limit”).

4.2       Adjustments for Changes in Capital Structure. In the event of any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Awards, in the ISO Share Issuance Limit set forth in Section 4.1, and in the exercise price per share of any outstanding Awards. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 11.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Awards to provide that such Awards are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Award be decreased to an amount less than the par value, if any, of the stock subject to the Award. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.       Eligibility and Award Limitations.

5.1       Persons Eligible for Awards. Awards may be granted only to Employees, Consultants, and Directors. Eligible persons may be granted more than one (1) Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.2       Option Grant Restrictions. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

5.3       Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portions of such options which exceed such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

6.       Terms and Conditions of Options.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1       Exercise Price. The exercise price for each Option shall be established in the discretion of the Board; provided, however, that (a) the exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option, (b) the exercise price per share for a Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option, and (c) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2       Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option. Subject to the foregoing, unless otherwise specified by the Board in the grant of an Option, any Option granted hereunder shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3       Payment of Exercise Price.

(a)       Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Board may at any time or from time to time, by approval of or by amendment to the standard forms of Option Agreement described in Section 10, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)       Limitations on Forms of Consideration.

(i)       Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii)       Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

(iii)       Payment by Promissory Note. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine. The Board shall have the authority to permit or require the Participant to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Participant shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4       Repurchase Rights. Shares issued under the Plan may be subject to a right of first refusal, one or more repurchase options, or other conditions and restrictions as determined by the Board in its discretion at the time the Option is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

6.5       Effect of Termination of Service.

(a)       Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board in the grant of an Option and set forth in the Option Agreement, an Option shall be exercisable after a Participant’s termination of Service only during the applicable time period determined in accordance with this Section 6.6 and thereafter shall terminate:

(i)       Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(ii)       Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Participant’s termination of Service.

(iii)       Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b)       Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in Section 6.6(a) is prevented by the provisions of Section 11 below, the Option shall remain exercisable until three (3) months (or such longer period of time as determined by the Board, in its discretion) after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c)       Extension if Participant Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.6(a) of shares acquired upon the exercise of the Option would subject the Participant to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Participant would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Participant’s termination of Service, or (iii) the Option Expiration Date.

(d)       Extension during Blackout Period. Notwithstanding the foregoing, if there is in effect during the applicable time periods set forth in Section 6.6(a) a Company-imposed trading blackout to which the Participant is subject (including a Participant that is an Insider) and provided that neither Section 6.6(b) nor Section 6.6(c) is applicable to the circumstances at hand, the Option shall remain exercisable until the earlier of (i) the end of the tenth business day following the end of the trading blackout or (ii) the Option Expiration Date.

6.6       Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. No Option shall be assignable or transferable by the Participant, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Board, in its discretion, and set forth in the Option Agreement evidencing such Option, a Nonstatutory Stock Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

7.       Terms and Conditions of Stock Appreciation Rights.

7.1       Grant of Stock Appreciation Rights. The Committee may, from time to time, grant Stock Appreciation Rights to any Participant in connection with the grant of any Option. Any such grant of Stock Appreciation Rights shall be included in the Option Agreement.

7.2       Specific Terms of Stock Appreciation Rights. Stock Appreciation Rights shall be exercisable only at the same time, by the same person and to the same extent, that the Option related thereto is exercisable. Upon exercise of any Stock Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Company.

7.3       Exercise of Stock Appreciation Rights. The Company has the absolute right, at any time and from time to time, to require a Participant to exercise an Option in lieu of the related Stock Appreciation Right.

8.       Terms and Conditions of Restricted Stock.

8.1       Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Consultants or Directors in such amounts as the Board, in its sole discretion, will determine.

8.2       Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of shares of Restricted Stock granted, and such other terms and conditions as the Board, in its sole discretion, will determine. Unless the Board determines otherwise, the Company as escrow agent will hold shares of Restricted Stock until the restrictions on such shares of Restricted Stock have lapsed.

8.3       Transferability. Except as provided in this Section 8 or the Award Agreement, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4       Other Restrictions. The Board, in its sole discretion, may impose such other restrictions on shares of Restricted Stock as it may deem advisable or appropriate.

8.5       Removal of Restrictions. Except as otherwise provided in this Section 8, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Board may determine. The Board, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6       Voting Rights. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares of Restricted Stock, unless the Board determines otherwise.

8.7       Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such shares of Restricted Stock, unless the Board provides otherwise. If any such dividends or distributions are paid in shares of Stock, the shares of Stock will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.

8.8       Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.       Terms and Conditions of Restricted Stock Units.

9.1       Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Board. After the Board determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2       Vesting Criteria and Other Terms. The Board will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Board may set vesting criteria based upon the achievement of Performance Goals, Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion.

9.3       Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Board. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Board, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4       Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Board and set forth in the Award Agreement. The Board, in its sole discretion, may only settle earned Restricted Stock Units in cash, shares of Stock, or a combination of both.

9.5       Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.       Standard Forms of Award Agreement.

10.1       Award Agreement. Unless otherwise provided by the Board at the time the Award is granted, an Award shall comply with and be subject to the terms and conditions set forth in the form of Award Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time.

10.2       Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Award Agreement described in this Section 10 either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

11.       Change in Control.

11.1       Definitions.

(a)       An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)       A “Change in Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Transaction described in Section 11.1(a)(iii), the corporation or other business entity to which the assets of the Company were transferred (the “Transferee”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

11.2       Effect of Change in Control on Awards. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Participant, either assume the Company’s rights and obligations under outstanding Awards or substitute for outstanding Awards substantially equivalent awards for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation does not assume or substitute for the outstanding Awards, the Participant will fully vest in and have the right to exercise all of his or her outstanding Awards, including shares of Stock as to which such Awards would not otherwise be vested or exercisable. Any Awards which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of an Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Award Agreement evidencing such Award except as otherwise provided in such Award Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Awards immediately prior to an Ownership Change Event described in Section 11.1(a)(i) constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Awards shall not terminate unless the Board otherwise provides in its discretion. Additionally, and notwithstanding anything in this Section 11.2 to the contrary, if a Participant’s Service is terminated by reason of an Involuntary Termination within eighteen (18) months following the effective date of a Change in Control in which the Acquiring Corporation assumes or substitutes for outstanding Awards, the shares of Stock subject to such Participant’s outstanding Awards will automatically accelerate and vest in full as of the Participant’s termination of Service, including shares of Stock as to which such Awards would not otherwise be vested or exercisable. Any Award so accelerated shall remain exercisable until the Award’s expiration or, if earlier, the termination of the Award, as provided in the Participant’s Award Agreement.

12.       Tax Withholding.

The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable pursuant to an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Award or the shares acquired pursuant thereto. Alternatively or in addition, in its discretion, the Company shall have the right to require the Participant, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise (as applicable), to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Award or the shares acquired pursuant thereto. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Award Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

13.       Compliance With Code Section 409A.

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Board. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

14.       No Effect on Employment or Service.

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s Service with the Participating Company Group, nor will they interfere in any way with the Participant’s right or the right of any Participating Company to terminate such Service at any time, with or without cause, to the extent permitted by applicable law.

15.       Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock upon exercise of Awards shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. Awards may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Award be in effect with respect to the shares issuable upon exercise of the Award or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of any Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

16.       Termination or Amendment of Plan.

Without the approval of the Company’s stockholders, the Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive Incentive Stock Options, (c) no extension of the term of an Award granted to an Insider, other than as provided for in Section 6.6(d), (d) no reduction in the exercise price of an Award granted to an Insider, other than in connection with adjustments for changes in the Company’s capital structure as permitted pursuant to Section 4.2 and (e) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall adversely affect any then outstanding Award unless expressly agreed to by the affected Participant or required by applicable law, legislation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is required to enable an Award designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

17.       Stockholder Approval.

The Plan or any increase in the maximum aggregate number of shares of Stock issuable thereunder as provided in Section 4.1 (the “Authorized Shares”) shall be approved by the stockholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Awards granted prior to stockholder approval of the Plan or in excess of the Authorized Shares previously approved by the stockholders shall become exercisable no earlier than the date of stockholder approval of the Plan or such increase in the Authorized Shares, as the case may be.

PLAN HISTORY

June 2002	Board of Directors of OccuLogix Corporation, a Florida corporation (“OccuLogix”) adopts Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares. This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan. However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002	Stockholders of OccuLogix approve Plan, with an initial reserve of Two Million Six Hundred Seventy-Eight Thousand Nine Hundred and Ninety-Seven (2,678,997) shares. This share reserve includes the number of shares of stock underlying outstanding options and the number of shares available for grant as options under the OccuLogix Corporation 1997 Stock Option Plan. However, this share reserve, at any time, shall be reduced by the number of shares subject to Prior Plan Options.

June 2002	Effective date of Delaware reincorporation of OccuLogix.

December 2004	Board of Directors of OccuLogix, Inc. amends Plan to increase the share reserve to 4,456,000.

April 2007	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2007 Annual Meeting, a proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.

June 2007	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 2,000,000, from 4,456,000 to 6,456,000.

May 2008	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2008 Annual and Special Meeting, a proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.

September 2008	Stockholders of OccuLogix, Inc. approve the proposal to increase the share reserve under the Plan by 53,544,000, from 6,456,000 to 60,000,000.

October 2008	OccuLogix, Inc. effects a 1:25 reverse stock split, as a result of which every 25 issued and outstanding shares of common stock were combined into one share (and any fractional share was converted into a whole share) and the share reserve under the Plan was decreased to 2,400,000.

December 2009	Board of Directors of OccuLogix, Inc. resolves to submit to the stockholders of OccuLogix, Inc., for their authorization at the 2010 Annual Meeting, a proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.

May 2010	Board of Directors of OccuLogix, Inc. approves the amendment of the Plan to provide for full vesting acceleration of all outstanding stock options in the event of a change in control in which the acquiring corporation does not assume or substitute for outstanding stock options under the Plan; and (ii) full vesting acceleration of all outstanding stock options held by an optionee in the event the optionee’s service with OccuLogix (or its successor) is involuntarily terminated within 18 months following a change in control in which the acquiring corporation assumes or substitutes for outstanding stock options under the Plan.

June 2010	Stockholders of TearLab Corporation (formerly OccuLogix, Inc.) approve the proposal to increase the share reserve under the Plan by 800,000, from 2,400,000 to 3,200,000.

April 2012	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

June 2012	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for (i) an increase in the share reserve under the Plan by 1,000,000 from 3,200,000 to 4,200,000 and (ii) ability to grant Restricted Stock and Restricted Stock Units.

March 2013	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 4,200,000 to 5,200,000.

June 2013	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 4,200,000 to 5,200,000.

February 2014	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 5,200,000 to 6,200,000, to remove prospective service providers from the list of individuals eligible to participate in the Plan, to remove the limits on the number of awards that may be granted to an employee in a fiscal year, and to make certain other amendments to update the Plan.

June 2014	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 5,200,000 to 6,200,000, to remove prospective service providers from the list of individuals eligible to participate in the Plan, to remove the limits on the number of awards that may be granted to an employee in a fiscal year, and to make certain other amendments to update the Plan.

February 2015	Board of Directors of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 6,200,000 to 7,200,000 and to eliminate the ability of the Board to re-price options without stockholder approval.

June 2015	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 1,000,000 from 6,200,000 to 7,200,000 and to eliminate the ability of the Board to re-price options without stockholder approval.

February 2017	TearLab Corporation effects a 1:10 reverse stock split, as a result of which every 10 issued and outstanding shares of common stock were combined into one share (and any fractional share was cashed out) and the share reserve under the Plan was decreased to 720,000.

April 2017	Stockholders of TearLab Corporation approve the amendment of the Plan to provide for an increase in the share reserve under the Plan by 350,000 from 720,000 to 1,070,000 and to make certain other amendments to update the Plan.

TEARLAB CORPORATION
9980 HUENNEKENS ST.
SUITE 100
SAN DIEGO, CA 92121

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28052-P92543 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEARLAB CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elias Vamvakas
02) Anthony E. Altig
03) Thomas N. Davidson, Jr.
04) Adrienne L. Graves
05) Joseph S. Jensen
06) Paul M. Karpecki
07) Richard L. Lindstrom
08) Donald E. Rindell
09) Brock J. Wright

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxy holders are entitled to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E28053-P92543

TEARLAB CORPORATION
Annual Meeting of Stockholders
June 23, 2017 8:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned stockholder of Tearlab Corporation (the "Company") hereby appoints Joseph Jensen, the Chief Executive Officer or, failing him, Wes Brazell, the Chief Financial Officer of the Company, as proxy of the undersigned, to attend, vote and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 23, 2017 at 8:00 a.m., Central Daylight Time, at www.virtualshareholdermeeting.com/TLB2017 and at all adjournments thereof, upon the matters listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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